EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP

     We consent to the incorporation by reference in this Registration Statement of Mesa Air Group, Inc. on Form S-8 of our report dated November 22, 2002 (June 10, 2003 as to Note 22)(which expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the company’s significant code-share agreements, 2) the company’s change in its method of accounting for maintenance costs and 3) the restatement described in Note 22 for business segment reporting), appearing in the Current Report on Form 8-K of Mesa Air Group, Inc. dated June 10, 2003.

/s/Deloitte & Touche LLP

Phoenix, Arizona
July 25, 2003